Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made as of June 18, 2002, by and among Gum Tech International, Inc., a Utah corporation ("GUM TECH") and Matrixx Initiatives, Inc., a Delaware corporation ("MATRIXX").

                                   BACKGROUND

     Gum Tech is a corporation duly organized and existing under the laws of the State of Utah and Matrixx is a corporation duly organized and existing under the laws of the State of Delaware.

     The authorized capital stock of Gum Tech is (i) 20,000,000 shares of common stock, without par value ("GUM TECH COMMON STOCK"), of which 9,432,251 shares were issued and outstanding as of June 13, 2002, 2002, and (ii) 1,000,000 shares of preferred stock, without par value ("GUM TECH PREFERRED STOCK"), of which no shares are issued or outstanding.

     The authorized capital stock of Matrixx is (i) 30,000,000 shares of common stock, $.001 par value ("MATRIXX COMMON STOCK"), of which one share is issued and outstanding and held by Gum Tech, and (ii) 2,000,000 shares of preferred stock $.001 par value ("MATRIXX PREFERRED STOCK"), of which no shares are issued or outstanding.

     The respective boards of directors of Gum Tech and Matrixx deem it advisable and in the best interests of their respective corporations and stockholders that Gum Tech be merged with and into Matrixx, with Matrixx being the surviving corporation (the "MERGER").

     The respective Boards of Directors of Gum Tech and Matrixx have approved this Agreement by resolutions duly adopted by them in accordance with the laws of their respective jurisdictions of incorporation.

     Gum Tech and Matrixx wish to effect the Merger as a plan of reorganization in accordance with the provisions of Section 368 (a) (1) (F) of the Internal Revenue Code of 1986, as amended (the "CODE").

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and in accordance with applicable law, the parties hereto agree as follows:

                                    ARTICLE I

                                     MERGER

     1.01 MERGER; SURVIVING CORPORATION.

          (a) This Agreement, and the resulting merger, have been adopted, approved, certified, executed and acknowledged by the constituent corporations, Gum Tech and Matrixx, in accordance with Section 252(c) of the General Corporation Law of the State of Delaware.
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          (b) The effective time of the Merger (the "EFFECTIVE TIME") will occur on June 18, 2002 at the time this Agreement is duly filed with the office of the Secretary of State of Delaware.

          (c) At the Effective Time, Gum Tech will be merged with and into Matrixx, with Matrixx being the surviving corporation of the Merger. At the Effective Time, the corporate existence of Gum Tech will cease and Matrixx will succeed to all of the business, properties, assets, and liabilities of Gum Tech and Matrixx.

     1.02 CERTIFICATE OF INCORPORATION AND BYLAWS.

          (a) From and after the Effective Time, the Certificate of Incorporation of Matrixx, as in effect immediately before the Effective Time, will be the Certificate of Incorporation of Matrixx, until altered, amended, or repealed in accordance with the laws of the State of Delaware.

          (b) From and after the Effective Time, the Bylaws of Matrixx, as in effect immediately before the Effective Time, will be the Bylaws of Matrixx, until altered, amended, or repealed in accordance with the laws of the State of Delaware.

     1.03 DIRECTORS AND OFFICERS.

          (a) The number of directors of Gum Tech immediately before the Effective Time will be the number of directors of Matrixx from and after the Effective Time until such number is altered in accordance with the laws of the State of Delaware. The directors of Gum Tech immediately before the Effective Time will be the directors of Matrixx from and after the Effective Time and will hold office from and after the Effective Time in accordance with the Bylaws of Matrixx until their respective successors are duly appointed or elected and qualified.

          (b) The officers of Gum Tech immediately before the Effective Time will be the officers of Matrixx from and after the Effective Time and will hold the same offices from and after the Effective Time in accordance with the Bylaws of Matrixx until their respective successors are duly appointed or elected and qualified.

     1.04 TERMS OF MERGER.

          (a) At the Effective Time, the shares of capital stock of Gum Tech will be converted into shares of capital stock of Matrixx as follows:

               (i) each share of Gum Tech common stock issued and outstanding immediately before the Effective Time will, automatically and without further act of Gum Tech, Matrixx, or any holder thereof, be extinguished and converted into one issued and outstanding and fully paid and non-assessable share of Matrixx common stock subject to the same terms, conditions, and restrictions, if any, as existed immediately before the Effective Time; and

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               (ii) any share of Gum Tech common stock held in the treasury immediately before the Effective Time will, automatically and without further act of Gum Tech or Matrixx, be extinguished and converted into one fully paid and nonassessable share of Matrixx common stock to be held in the treasury of Matrixx subject to the same terms, conditions, and restrictions, if any, as existed immediately before the Effective Time.

          (b) Each person who, as a result of the Merger, holds one or more certificates representing one or more shares of Gum Tech common stock may surrender any such certificate to Matrixx, and, upon such surrender, Matrixx will, within a reasonable time, deliver to such person, in substitution and exchange therefor, one or more certificates evidencing the number of shares of Matrixx common stock, that such person is entitled to receive in accordance with the terms of this Agreement, in substitution for the number of shares of Gum Tech common stock represented by each certificate so surrendered; provided, however, that no such holder will be required to surrender any such certificate until such certificate otherwise would be surrendered for transfer on the books of the issuing corporation in the ordinary course of business.

          (c) At the Effective Time, all of the shares of capital stock of Matrixx issued or outstanding immediately before the Effective Time will, automatically and without further act of Gum Tech, Matrixx, or any holder thereof, be cancelled and cease to exist, without any consideration being payable therefor.

          (d) At the Effective Time, each option, warrant or other right to purchase shares of Gum Tech common stock outstanding immediately before the Effective Time will, automatically and without further act of Gum Tech, Matrixx, or any holder thereof, become an option, warrant or other right (as applicable) to purchase shares of Matrixx common stock, subject to the same terms and conditions and at the same option price applicable to such option, warrant or other right immediately before the Effective Time.

                                   ARTICLE II

                                  MISCELLANEOUS

     2.01 CONSENT TO SERVICE OF PROCESS. Matrixx hereby consents and agrees, effective as of the Effective Time, to be sued and served with process in the State of Utah in any proceeding for the enforcement of any obligations of Gum Tech and in any proceeding for the enforcement of the rights, if any, of a dissenting stockholder of Gum Tech against Matrixx. Matrixx hereby irrevocably appoints the Utah Division of Corporations and Commercial Code as its agent to accept service of process in any such proceeding from and after the Effective Time.

     2.02 ACCOUNTING MATTERS. Except as herein provided with respect to the cancellation of the outstanding shares of Gum Tech, the assets, liabilities, reserves, and accounts of Gum Tech and Matrixx will be taken up or continued on the books of Matrixx in the respective amounts at which such assets, liabilities, reserves, and accounts have been carried on the books of Gum Tech and Matrixx immediately before the Effective Time, subject to such adjustments, and such elimination of intercompany items, as may be appropriate to give effect to the Merger.

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     2.03 EXPENSES OF MERGER. From and after the Effective Time, Matrixx will pay all unpaid expenses of carrying this Agreement into effect and accomplishing the Merger.

     2.04 FURTHER ASSURANCES. If, at any time from and after the Effective Time, Matrixx believes or is advised that any further assignment or assurance in law is necessary or desirable to vest in Matrixx the title to any property or rights of Gum Tech, the proper officers of Matrixx are hereby authorized, in the name of Gum Tech or otherwise, to execute and make all such proper assignments and assurances in law, and to do all other things necessary or proper to vest such property or rights in Matrixx and otherwise to carry out the purposes of this Agreement.

     2.05 APPROVAL. This Agreement will be submitted for approval by the holders of Gum Tech common stock at an annual or special meeting of stockholders, and this Agreement constitutes the approval thereof by written consent of Gum Tech in its capacity as sole stockholder of Matrixx.

     2.06 TERMINATION AND ABANDONMENT. At any time before the Effective Time and for any reason, this Agreement may be terminated and abandoned by the board of directors of Gum Tech, notwithstanding approval of this Agreement by the stockholders of Gum Tech and Matrixx. Upon any such termination, this Agreement will become null and void and have no force or effect, without any liability to any person on the part of Gum Tech or Matrixx or their respective stockholders, directors, or officers.

     2.07 AMENDMENT. At any time before the Effective Time and for any reason, this Agreement may be amended, notwithstanding approval of this agreement by the stockholders of Gum Tech or Matrixx, by an agreement in writing executed in the same manner as this Agreement; provided, however, that after approval of this Agreement by the stockholders of Gum Tech, this Agreement may not be amended, without such further approval as is required by law, to the extent that such amendment would (i) alter or change the amount or kind of shares to be received by the stockholders of Matrixx or Gum Tech in the Merger, (ii) alter or change any term of the Certificate of Incorporation of Matrixx, or (iii) effect any alteration or change that would adversely affect the stockholders of Gum Tech or Matrixx.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


GUM TECH INTERNATIONAL, INC.


By: /s/ Carl J. Johnson
    -------------------------------------
    Carl J. Johnson
    President and Chief Executive Officer


MATRIXX INITIATIVES, INC.


By: /s/ Carl J. Johnson
    -------------------------------------
    Carl J. Johnson
    President and Chief Executive Officer

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